Exhibit 10.9

This WARRANT INSTRUMENT (the “Instrument”) is dated _____________________.

PARTIES

(1)	CSLM III HOLDINGS, LTD, an exempted company limited by shares incorporated under the laws of the Cayman Islands with its registered office at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”); and

(2)	NOBLE ELITE LTD., an exempt company organized and existing under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Warrantholder”),

(each a “Party” and collectively the “Parties”).

BACKGROUND

(A)	FDG (as defined below) has created and issued the FDG Warrant (as defined below) to the Warrantholder on the terms set out therein.

(B)	FDG and the Warrantholder agree that the FDG Warrant will automatically terminate and expire upon the consummation of the de-SPAC Transaction (as defined below) and upon, and in consideration of, the execution and delivery by the Company of this Instrument, entitling the Warrantholder to subscribe for a number of Class A Ordinary Shares (as defined below) equal to the number of unsubscribed FDG Warrant Shares (as defined below) multiplied by the Exchange Ratio (as defined below).

(C)	In connection with the above, the Company has agreed to create and issue the Warrants (as defined below) entitling the Warrantholder to subscribe for the Warrant Shares (as defined below) on the terms set out in this Instrument.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation set out in this Clause 1 shall apply to this Instrument.

Acquisition Merger Effective Time: has the meaning given to it in the BCA as at the time it is executed.

Affiliate: means, with respect to an entity or a person, any other entity or person that such entity or person controls, is controlled by or is under common control with, or any of their respective legal successors. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect or dismiss a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such party, entity or person, whether through ownership of voting securities or otherwise. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “HongShan”/“红杉” is commonly used to describe a variety of entities (collectively, the “HongShan Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and/or securities trading and (b) notwithstanding any other provision of this Instrument to the contrary, this Instrument shall not be binding on, or restrict the activities of, except the Warrantholder, any (i) HongShan Entity primarily engaged in investment and trading in the secondary securities market; (ii) the ultimate beneficial owner of a HongShan Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iii) any officer, director or employee of a HongShan Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (iv) for the avoidance of doubt, any portfolio companies of any HongShan Entity and portfolio companies of any affiliated investment fund or investment vehicle of any HongShan Entity.

AML: has the meaning given in Clause 6.1(b)(i).

Alphanest: Alphanest Holdings Ltd, a company organized and existing under the laws of the United Arab Emirates with its registered office at Office 911 9th Floor, Addax Port Office Tower Tamouh Al Reem Island Abu Dhabi United Arab Emirates.

Alphanest Warrant: the warrant created and issued by the Company to Alphanest entitling Alphanest to subscribe for the Warrant Shares (as defined in the Alphanest Warrant and not as defined in this Instrument) (as may be amended, restated, supplemented and modified from time to time).

Articles: the amended and restated memorandum and articles of association of the Company as may be amended from time to time.

Authority: any nation, any political subdivision thereof, whether state or local, any international organization, and any agency, authority, instrumentality, judicial or administrative, regulatory body, law enforcement body, securities or futures exchange, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

BCA: the business combination agreement by and among the Company, FDG, SPAC and certain other parties thereto.

Business Day: a day (other than a Saturday, Sunday or public holiday in the PRC, the United States, Hong Kong SAR or the Cayman Islands) on which banks are generally open for business in the PRC, the United States, Hong Kong SAR and the Cayman Islands.

Class A Ordinary Shares: Class A ordinary shares of the Company, having the rights and subject to the restrictions set out in the Articles, each of which shall be entitled to one (1) vote at any general meeting of the Company or pursuant to unanimous written resolutions of shareholders of the Company.

Completion: the completion of any and each exercise of the Warrants.

Completion Date: any date on which Completion occurs.

Completion Payment: the Subscription Price.

consummation of the de-SPAC Transaction: the occurrence of the “Acquisition Merger Effective Time” as defined in the BCA as at the time it is executed.

SPAC: CSLM Digital Asset Acquisition Corp III, Ltd, a Cayman Islands exempted company limited by shares.

de-SPAC Transaction: the transactions contemplated by the BCA, or such other similar transaction pursuant to which the Company or any other entity owning the Company becomes listed on a recognized stock exchange.

Exchange Ratio: has meaning given to it in the BCA, as applied to all holders of preference shares of FDG.

Exercise Period: the period from the date on which Alphanest or any transferee, assignee or successor of Alphanest exercises part or all of the Alphanest Warrant, to the date that is ten (10) years after the date of the FDG Warrant.

Exercise Price: in respect of the Warrant Shares, the price per share equal to USD 0.001.

FDG: means FIRST DIGITAL GROUP LIMITED, a private company limited by shares incorporated in Gibraltar with company number 121963.

FDG Warrant: the warrant created and issued by FDG to the Warrantholder on October 6, 2026, entitling the Warrantholder to subscribe for the FDG Warrant Shares (as may be amended, restated, supplemented and modified from time to time).

FDG Warrant Shares: means 769,259 preference shares in the capital of FDG under the FDG Warrant, as may be adjusted pursuant to the FDG Warrant.

Group Companies: means the Company and each and any of its subsidiaries from time to time, including, for the avoidance of doubt, after giving effect to the closing of the de-SPAC Transaction, and “Group Company” means any one of them.

Hong Kong: the Hong Kong Special Administrative Region of the People’s Republic of China.

Issuer: means FD121 (BVI) LIMITED, a private company limited by shares incorporated in the British Virgin Islands with BVI company number 2181483 whose registered office is situated at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

KYC: has the meaning given in Clause 6.1(b)(i).

PRC: means the People’s Republic of China, but solely for the purposes of this Instrument, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

Rules: the rules or regulations of any clearing system, the rules, operating procedures or market practice of any relevant stock exchange or market, any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement (whether concluded voluntarily or involuntarily), directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by or with, or any binding interpretation or administration of any of the foregoing by or with, any Authority, whether now or hereafter in effect.

Securities: any or all of the following, wherever issued and whether voting or non-voting: (a) shares, stock or other equity interests in the Company (including any fraction of a share); (b) warrants, rights, options or other rights to subscribe for, purchase or otherwise acquire any shares in the Company; (c) any convertible, exchangeable or exercisable securities, notes, debentures, bonds or other instruments issued by the Company or any other person that are convertible into, exchangeable for, or exercisable for any shares or other equity interests in the Company; (d) any other security, instrument or right that directly or indirectly confers a right to acquire, receive or participate in any shares or other equity interests in the Company; and (e) any other securities of the Company that are from time to time treated as “securities” or “equity securities” under applicable law or the Company’s articles of association or equivalent constitutional documents.

Subscription Price: in relation to the exercise of the Warrants, the Exercise Price multiplied by the number of Subscription Shares.

Subscription Rights: has the meaning given in Clause 2.3.

Subscription Shares: in relation to any and each exercise of the Warrants, the number of Warrant Shares being subscribed for.

USD or US$: United States Dollars, the lawful currency of the United States of America.

Warrant: a warrant to subscribe for the Warrant Shares, on the terms and subject to the conditions of this Instrument.

Warrant Shares: means such number of Class A Ordinary Shares equal to the number of unsubscribed FDG Warrant Shares under the FDG Warrant multiplied by the Exchange Ratio.

1.2	Clause and paragraph headings shall not affect the interpretation of this Instrument.

1.3	References to clauses are to the clauses of this Instrument.

1.4	A reference to this Instrument is a reference to this Instrument as varied or novated in accordance with its terms from time to time.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	A reference to writing or written includes fax and email.

1.8	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those words.

1.9	A reference to a statute or statutory provision is a reference to it as amended or re-enacted from time to time and shall include all subordinate legislation made from time to time under that statute or statutory provision.

2.	CONSTITUTION, GRANT AND FORM OF WARRANTS

2.1	In consideration for the payment by the Warrantholder to the Company of US$1.00, the receipt of which is hereby acknowledged by the Company, the Company hereby constitutes, grants and issues the Warrants to the Warrantholder to subscribe for the Warrant Shares on the terms and subject to the conditions of this Instrument.

2.2	The Warrants shall be issued subject to the Articles and otherwise on the terms and subject to the conditions of this Instrument which are binding on the Company and the Warrantholder, and all persons claiming through or under them respectively.

2.3	The Warrants shall confer the right (but not the obligation) on the Warrantholder to subscribe in USD or stablecoins at the Subscription Price for the Warrant Shares on the terms and subject to the Articles and the conditions of this Instrument (the “Subscription Rights”). Nothing contained herein shall be construed as imposing any liabilities on the Warrantholder to acquire or subscribe for any securities (upon exercise of the Warrants or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

2.4	If the Company subdivides (by any subdivision, stock split, stock or share dividend, capitalization, recapitalization, reorganization, reclassification or otherwise) any Class A Ordinary Shares into a greater number of shares or consolidated (by any consolidation, reverse stock split, capitalization, recapitalization, reorganization, reclassification or otherwise) any Class A Ordinary Shares into a smaller number of shares, then, after the date of record for effecting such subdivision or consolidation, the number of Class A Ordinary Shares issuable upon exercise of this Warrant shall be proportionally increased (in the case of a subdivision) or decreased (in the case of a consolidation) so that the percentage of Warrant Shares, after the subdivision or consolidation, of the total number of Class A Ordinary Shares outstanding will be equal to the percentage of Warrant Shares, immediately prior to such subdivision or consolidation, of the total number of Class A Ordinary Shares outstanding immediately prior to such subdivision or consolidation. In addition, the Exercise Price shall be proportionally decreased (in the case of a subdivision) or increased (in the case of a consolidation) to appropriately reflect such subdivision or consolidation.

3.	REGISTER AND CERTIFICATES

3.1	The Company shall not be obliged to issue any certificate representing the Warrants but shall, in accordance with the laws of the Cayman Islands and the Articles (if applicable), maintain a register of warrants and warrant holders.

3.2	The Company shall cause the Warrant Shares to be included in any stock exchange listing and registration rights agreement in connection with the de-SPAC Transaction, provided that the Warrantholder shall enter into the Registration Rights Agreement (as defined in the BCA) in connection with the consummation of the de-SPAC Transaction.

4.	EXERCISE AND LAPSE OF SUBSCRIPTION RIGHTS

4.1	Subject to Clause 4.3 below, the Warrantholder may exercise its Subscription Rights in accordance with this Instrument at any time during the Exercise Period.

4.2	The Warrantholder may exercise its Subscription Rights in whole or in part on a single occasion or on multiple occasions by written notice to the Company given in accordance with Clause 15. Such notice shall state that number of Subscription Shares the Warrantholder intends to subscribe for, provided that such number, when added to the aggregate number of Subscription Shares already subscribed for in all previous exercises of the Warrantholder’s Subscription Rights, shall not exceed the total number of Warrant Shares. If the Warrantholder does not exercise its Subscription Rights in their entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time after the date of any such partial exercise in accordance with the terms hereof, and in any event not exceeding three Business Days after the date thereof, a new warrant instrument in substantially identical form for the subscription of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Instrument and the number of Warrant Shares as to which the Warrantholder exercises its Subscription Rights.

4.3	Any Subscription Rights not exercised before the expiry of the Exercise Period shall automatically lapse and cease to be exercisable.

4.4	The Warrantholder (and not the Company) has the right in its sole discretion to terminate this Instrument immediately upon written notice to the Company before it exercises its Subscription Rights (in whole or in part).

5.	COMPLETION

5.1	Completion shall take place within fifteen Business Days after each date on which the Warrantholder exercises its Subscription Rights in accordance with Clause 4.2, at such time and place as the Parties may agree. The Warrantholder shall use its reasonable efforts to cooperate with the Company to comply with all AML and KYC requirements of the Company, its registered agent, registered office, registrar and transfer agent or any regulator or stock exchange prior to and after the Completion Date, including but not limited to providing without undue delay such due diligence information and documents in respect of the Warrantholder that the Company, its registered agent, registered office, registrar and transfer agent or any regulator or stock exchange may reasonably request.

5.2	At Completion, the Warrantholder shall remit the Completion Payment to the Company by way of USD or stablecoins (at the sole discretion of the Warrantholder) and shall give instructions to remit the Completion Payment to the Company’s bank account or shall remit the Completion Payment to the Company’s crypto wallet, as the case may be; provided that if the Warrantholder has opted for payment by way of stablecoins, any such stablecoin must be either (i) issued by the Issuer; (ii) be one of USDT, USDC, FDUSD, U, or otherwise on the list of acceptable stablecoins as identified by the Company from time to time; or (iii) otherwise agreed to between the Company and the Warrantholder. Payment of the Completion Payment shall be made to (as applicable) such wallet address or bank account designated by the Company and notified to the Warrantholder in writing not later than five Business Days after the giving of the written notice referred to in Clause 4.2. The Warrantholder will provide the Company with proof of such remittance. For the avoidance of doubt, the Company may not actually receive the Completion Payment on its bank account and crypto wallet (as the case may be) on the Completion Date.

5.3	At Completion, the Company shall, on the same Business Day that such proof is delivered to it (or where such proof is delivered to the Company after 4pm Hong Kong SAR time on a Business Day or on a day that is not a Business Day, on the next Business Day after such delivery) cause a meeting of the directors of the Company to be duly convened and held or written resolutions of the directors of the Company to be passed in accordance with the Articles pursuant to which the following resolutions shall be passed to (save to the extent such resolutions have already been passed):

(a)	allot and issue to the Warrantholder (or to such other person as the Warrantholder may direct) the Warrant Shares;

(b)	enter the Warrantholder (or such other person as the Warrantholder may direct, as applicable) in the Company’s register of members as the holder of the number of Warrant Shares issued to it;

(c)	if requested by the Warrantholder or otherwise required pursuant to applicable law, deliver to the Warrantholder (or such other person as the Warrantholder may direct, as applicable) a copy of a duly executed share certificate for the number of Warrant Shares issued to it; and

(d)	make all necessary filings with the Registrar of Companies in the Cayman Islands,

and shall ensure that the actions in (a) to (d) are completed on said same Business Day.

5.4	The Warrant Shares issued under Clause 5.3(a) shall:

(a)	be duly and validly issued, fully paid and non-assessable;

(b)	rank pari passu and form one class with the other fully paid shares of the same classes then in issue, subject to the Articles; and

(c)	entitle the registered holder to receive any dividend or other distribution announced or declared in accordance with the Articles on or after the relevant Completion Date.

5.5	No fractions of a Warrant Share shall be allotted or issued on the exercise of any Subscription Rights and no refund will be made to the Warrantholder exercising such Subscription Rights. If the exercise of any Subscription Rights would require a fraction of a Warrant Share to be allotted, the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share.

6.	TRANSFER OF WARRANTS

6.1	To the extent permitted by applicable Rules, the Warrants shall be freely transferable by the Warrantholder by means of an instrument of transfer in any usual form:

(a)	to any Affiliate of the Warrantholder, without requiring the prior consent of the Company; and

(b)	to any other person, with the prior written consent of the Company, provided that:

(i)	the Warrantholder shall provide written notice to the Company prior to any such transfer, including the name of the proposed transferee and such other information as the Company may reasonably request including any information for the purposes of completing anti-money laundering (“AML”) and “know your customer” (“KYC”) checks by the Company as required by applicable Rules; and

(ii)	such consent shall not be withheld unless the Company is able to reasonably demonstrate that such transfer would have an adverse impact on the status of any licence held by the Company or its Affiliates which is necessary for the operation of its business, the general regulatory status of the Company, its Affiliates and the stablecoins issued by the Issuer, and/or the relationships between the Company, its Affiliates and any person providing banking services to the Company or its Affiliates;

provided, however, any transfer under Clause 6.1(a) or 6.1(b) shall be subject to the satisfactory completion of AML and KYC checks by the Company as required by applicable Rules, and the Warrantholder shall not exercise, convert, transfer, assign or otherwise realise upon the Warrants until the Exercise Period has commenced.

6.2	An instrument of transfer shall be made under hand and executed by or on behalf of the transferor but need not be signed by the transferee.

7.	COMPANY REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1	The Company represents and warrants to the Warrantholder that, as at the date hereof (after giving effect to the closing of the de-SPAC Transaction) and each Completion Date (except that (i) a warranty which is expressly specified to be given on a particular date is made only on such date and (ii) the warranties in 7.1(p) to 7.1(t) are made on the date hereof and as at consummation of the de-SPAC Transaction), in each case except for any matter that has been publicly disclosed in any report, document or filing filed with or furnished to the SEC by the Company or the SPAC prior to the date on which each representation and warranty is being given:

Share Capital

(a)	Each Group Company is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organisation and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted;

(b)	The Warrant Shares, when issued, sold and allotted in accordance with the terms of this Instrument and the Articles for the consideration expressed herein, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free of encumbrances and restrictions on transfer other than those expressly provided herein or as imposed thereon pursuant to applicable law or the Articles, and (iii) will have the rights, powers and preferences (if any) of the Class A Ordinary Shares as provided in the Articles.

(c)	There is no encumbrance, and there is no agreement, arrangement or obligation to create or give any encumbrance, in relation to any of the Warrant Shares.

(d)	The shares in each Group Company have been validly authorised, allotted and issued and fully paid-up.

Capacity, Authority, and Insolvency

(e)	The Company has the full power and authority to execute this Instrument and to exercise its right and perform its obligations hereunder.

(f)	The execution of this Instrument and the subscription for and issuance of the Subscription Shares are not in breach of any applicable Rules.

(g)	This Instrument has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(h)	The execution, delivery and performance of this Instrument shall not result in a breach of any of the terms or provisions of, or constitute a default under, any applicable Rules or to be in conflict with any agreement or arrangement to which the Company is a party.

(i)	No Group Company is insolvent or unable to pay its debts as they fall due.

Schedule I

(p)	Schedule I sets out a true, complete, accurate and not misleading list of, as at the consummation of the de-SPAC Transaction, the Company’s allotted and issued share capital on a fully diluted and as-converted basis, provided that the assumptions set forth in the “Assumptions” section in Schedule I are accurate.

(q)	The Company has not and will not, between the date of the BCA and the consummation of the de-SPAC Transaction (both dates included), issue any new Securities which are not contemplated or included in Schedule I, save for any Securities issued pursuant to the Transaction Financing (as defined in the BCA as at the time it is executed).

Lock-up

(r)	All directors, officers and shareholders of more than 5% or more of the voting equity securities of the Company as at the consummation of the de-SPAC Transaction will enter into the Lock-up Agreement (as defined in the BCA as at the time it is executed) on or before the consummation of the de-SPAC Transaction.

Earn-out

(s)	As at the consummation of the de-SPAC Transaction (both dates included), (i) the Sponsor Share Restructuring Agreement (as defined in the BCA) shall have been executed in accordance with Section 8.11 of the BCA, (ii) the earn-out conditions and schedule in the Sponsor Share Restructuring Agreement (as defined in the BCA) shall correspond in all material respects to Section 8.11 and Schedule 1 of the BCA (as at the time it is executed) and shall not have been amended, and (iii) the maximum number of shares issuable under the Sponsor Share Restructuring Agreement (as defined in the BCA) shall not have been amended.

(t)	Between the date of the BCA and the consummation of the de-SPAC Transaction (both dates included), there has not been any amendment to any agreement the Company is party to which has the effect of amending the maximum number of shares or warrants issuable or warrant exercise price under such agreement or any equity-related earn-out schedule or condition or other share vesting schedule or condition, or causing the Company to issue any securities earlier than originally agreed, nor has the Company agreed to any such amendment.

7.2	The Company undertakes to cooperate fully with the Warrantholder in connection with the exercise of Subscription Rights, including without limitation by providing promptly such due diligence information in respect of the Company that the Warrantholder may reasonably request and by assisting with any engagement that may be required with shareholders of the Company. The Company shall notify the Warrantholder in writing within five (5) Business Days after Alphanest or any transferee, assignee or successor of Alphanest exercises part or all of the Alphanest Warrant.

7.3	The Company undertakes to at all times reserve and keep available, out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of Warrant Shares then issuable upon exercise of this Warrant at any time. The Company shall take all such commercially reasonable action as may be necessary to ensure that the Warrant Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Shares are then listed or traded. The Company will upon the request of the Warrantholder acknowledge in writing its continuing obligation to afford to the Warrantholder all rights to which the Warrantholder is entitled after such exercise in accordance with the terms of this Warrant.

7.4	To the extent that any amendment, modification or waiver of the Alphanest Warrant would adversely affect the rights of the Warrantholder under this Instrument, the Company shall notify the Warrantholder in writing within five (5) Business Days and amend this Instrument in a manner reasonably acceptable to the Warrantholder so as to preserve for the Warrantholder rights and benefits that are, in the aggregate, no less favorable than those provided under this Instrument immediately prior to such amendment, modification or waiver. Furthermore, the Company shall not agree to any acceleration of the commencement of the Exercise Period (as defined in the Alphanest Warrant and not as defined in this Instrument) under the Alphanest Warrant without the prior written consent of the Warrantholder.

7.5	Compliance related Representations and Warranties:

(a)	None of the Group Companies, is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the People’s Republic of China (“PRC”) Criminal Law, the PRC Anti-Unfair Competition Law, the Provisional Regulations regarding Prohibition of Commercial Bribery and all other applicable laws, regulations and judicial interpretations in respect of anti-corruption in the PRC (collectively referred to as “PRC Anti-Corruption Laws”), the U.S. Foreign Corrupt Practices Act (“FCPA”), as amended, the U.K. Bribery Act (“UKBA”), as amended, or any other applicable anti-bribery or anti-corruption laws. In particular, no Group Company is aware of or has offered, paid, promised to pay, or authorized the payment of any money or the giving of anything of value, to any officer, employee, or any other person acting in an official capacity for any government, political party or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization (“Government Entity”) (any officer, employee, or any other person acting on behalf of Government Entity is individually and collectively referred to as “Government Official”), for the purpose of: (i) influencing any act or decision of such Government Official in his official capacity; (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Government Entity.

(b)	No Group Company is, or is owned or controlled by, a Sanctioned Party.

(c)	The Group Companies are, and have been, in compliance with all applicable Anti-Money Laundering Laws and Sanctions.

(d)	No Group Company has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party.

(e)	No Group Company is or has been the subject of any actual or threatened investigation, inquiry, or enforcement proceedings related to potential violations of Anti-Money Laundering Laws or Sanctions.

(f)	No Group Company is aware of or has taken action, directly or indirectly, that would result in a violation of or has violated the Export Administration Regulations administered by the U.S. Bureau of Industry and Security.

(g)	The Group Companies shall comply with all applicable Anti-Money Laundering Laws and Sanctions.

(h)	No Group Company shall engage in any dealings or transactions with or for the benefit of any Sanctioned Party.

(i)	No Group Company shall take (or fail to take) any action that causes, or foreseeably may cause, the Warrantholder, its affiliates, or their respective personnel (1) to be in violation of applicable Sanctions; or (2) to become the target of Sanctions.

(j)	The Group Companies have established (or will establish, as the case may be), and shall maintain and adhere to, an anti-money laundering and sanctions compliance program that (1) meets the requirements of all applicable Anti-Money Laundering Laws and Sanctions (whether existing or enacted in the future); and (2) includes, at minimum, the following elements: a dedicated anti-money laundering compliance officer who is a member of the board or senior management, risk-based due diligence procedures (including restricted party screening), training for relevant personnel, independent testing, a system of internal controls reasonably designed to ensure ongoing compliance, ongoing monitoring to detect unusual or suspicious transactions, and procedures for detecting and reporting suspicious transactions or activities.

(k)	The Company shall immediately notify the Warrantholder if it knows, or has reason to suspect, that any of the representations or warranties in this Clause 7.5 is no longer accurate.

(l)	The Company shall indemnify the Warrantholder and its affiliates for any fines, penalties and other costs, damages, claims or liabilities arising from any violation of any of the representations and warranties in this Clause 7.5, the Sanctions, or the Export Administration Regulations.

7.6	The Company shall not -- and shall not permit any Group Company to – offer, pay, promise to pay, or authorize the payment of any money or the giving of anything of value, directly or indirectly, to any Person in violation of the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the Provisional Regulations regarding Prohibition of Commercial Bribery and all other PRC Anti-Corruption Laws, the FCPA, as amended, the UKBA, as amended, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall -- and shall cause each Group Company to -- cease all of its or their respective activities, as well as remediate any actions taken by any Group Company in violation of the PRC Anti-Corruption Laws, FCPA, the UKBA, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall -- and shall cause each Group Company to -- maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the PRC Anti-Corruption Laws, FCPA, the UKBA, or any other applicable anti-bribery or anti-corruption law.

For the purposes of these Clauses 7.5 and 7.6:

“Anti-Money Laundering Laws” means laws, regulations, rules, or guidelines relating to money laundering, the proceeds of criminal activity, terrorist financing, or financial recordkeeping or reporting requirements, including without limitation (1) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same; (2) the UK Proceeds of Crime Act; (3) the applicable requirements of the U.S. Bank Secrecy Act, USA Patriot Act, and the U.S. Currency and Foreign Transaction Reporting Act of 1970; and (4) other similar laws applicable to the Group Companies, or their respective operations from time to time.

“Sanctioned Party” means a Person that is (1) the subject of Sanctions; (2) ordinarily resident in, located in, or organized under the laws of a country or territory that has been the subject of country- or territory-wide Sanctions in the last five years (including without limitation Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region); or (3) majority-owned or controlled by any of the foregoing.

“Sanctions” means trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (1) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control); (2) the European Union and enforced by its member states; (3) the United Nations; (4) Her Majesty’s Treasury; or (5) other similar governmental entities with regulatory authority over the Group Companies, or their respective operations from time to time.

7.7	The Company undertakes to at all times not make without the Warrantholder’s prior written consent (a) any amendment to any agreement the Company is party to as at the consummation of the de-SPAC Transaction which has the effect of amending the maximum number of shares or warrants issuable or warrant exercise price under such agreement or any equity-related earn-out schedule or condition or other share vesting schedule or condition, or causing the Company to issue any securities earlier than originally agreed, nor agree to any such amendment or (b) any amendment to a Lock-up Agreement (as defined in the BCA as at the time it is executed) with any director, officer or shareholder of more than 5% or more of the voting equity securities of PubCo as at the consummation of the de-SPAC Transaction, nor agree to any such amendment.

8.	VARIATION

8.1	No variation or abrogation of the terms of this Instrument or of all or any of the rights for the time being attached to the Warrants shall be effective (whether or not the Company is being wound up) without each other Party’s written consent.

9.	ENTIRE AGREEMENT

9.1	This Instrument and the other Transaction Documents (as such term is defined in the Share Transfer Agreement between Vincent Chok and the Warrantholder dated 6 October 2026) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to the subject matter hereof.

9.2	Each Party:

(a)	acknowledges that, in agreeing to enter into this Instrument, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of each other Party before entering into this Instrument; and

(b)	waives all rights and remedies which, but for this Clause 9.2 might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

10.	FURTHER ASSURANCE

10.1	At its own expense, each Party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other Party may reasonably require for the purpose of giving full effect to this Instrument.

11.	ASSIGNMENT

11.1	The Company may not assign any of its rights or obligations under this Instrument without the prior written consent of the Warrantholder, such consent shall not be unreasonably withheld or delayed if the proposed assignment is to an Affiliate of the Company. Any unauthorised assignment or transfer will be void and of no force or effect.

12.	SEVERANCE

12.1	If any provision of this Instrument or part-provision of this Instrument is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Instrument. If one Party gives notice to the other of the possibility that any provision or part-provision of this Instrument is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

13.	THIRD PARTY RIGHTS

13.1	This Instrument does not confer any rights on any person or party (other than the Parties) under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any term of this Instrument. Notwithstanding any term herein, the consent of any person who is not a party to this Instrument is not required to rescind or vary this Instrument at any time.

14.	CONFIDENTIALITY

14.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the existence and subject matter of this Instrument and all other agreements entered into pursuant to this Instrument, the substance of any negotiations between the Parties relating to this Instrument (and any such other agreements) and any other information received or obtained as a result of entering into this Instrument (and any such other agreements), unless and to the extent that:

(a)	the disclosure or use is required by law, any governmental or regulatory body or any recognised securities exchange on which the shares of any Party or its Affiliates are listed;

(b)	the disclosure or description of the contents of this Instrument is required by any stock exchange or regulator or counterparty in the de-SPAC Transaction, or is included in the BCA, offering circular, prospectus, registration statements and such other required materials, documents or announcement which may be issued by any Party or its Affiliates, in connection with the de-SPAC Transaction, in each case pursuant to the applicable laws and rules, provided that, to the extent reasonably practicable and permitted by applicable laws and rules, the Warrantholder shall be given a reasonable opportunity to review and comment on any such disclosure relating to the Warrantholder or the Transaction Documents prior to such disclosure, and the Company and the Warrantholder shall incorporate any reasonable comments of the Warrantholder;

(c)	the disclosure is to each Party’s Affiliates, employees, legal counsel, auditor, insurer, lender, prospective investor, prospective buyer, accountant, consultant, officer, director, or advisor of the foregoing so long as it is on a need-to-know basis and such persons are under nondisclosure obligations which are at least as onerous as those contained in this Instrument;

(d)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Instrument or any other agreement entered into under or pursuant to this Instrument;

(e)	the information is or becomes publicly available (other than by breach of this Instrument);

(f)	the Party whose information is to be disclosed or used has, or all such Parties have, given prior written approval to the disclosure or use; or

(g)	the information is independently developed by the recipient without reference to the confidential information or is lawfully in its possession prior to the disclosure to it of the information,

provided that, prior to disclosure of any information pursuant to Clause 14.1(a), the Party required to so disclose shall, where and to the extent not prohibited by such law or regulation, (x) consult with the other Party, (y) take into account the other Party’s reasonable requirements as to its timing, content and manner of making and (z) reasonably cooperate with such other Party’s seeking a protective order, confidential treatment or other appropriate remedy. If a Party is unable to consult with the other Party before the announcement, communication or circular or disclosure is made, it shall to the extent not prohibited by such law or regulation promptly inform the other Party of the circumstances, timing, content and manner of making of the announcement or disclosure promptly after such announcement or disclosure is made so that such other Party may seek a protective order, confidential treatment or other appropriate remedy. In the event of any disclosure pursuant to the foregoing, a disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

14.2	The obligations contained in this Clause 14 shall endure, even after the termination of this Instrument, without limit in point of time except and until any confidential information enters the public domain as set out above.

14.3	Without the prior written consent of the Warrantholder, the Parties hereto (excluding the Warrantholder) shall not use any name, mark, brand or logo of Sequoia, HongShan or its Affiliate (which include but are not limited to “Sequoia”, “Hongshan”, “红杉”, “红杉中国” or any name, mark or logo that is confusingly similar to or contains any of the foregoing), claim itself as a partner of Sequoia, HongShan or its Affiliate, or make any similar representation.

15.	NOTICES

15.1	Any notice required or permitted by this Instrument will be deemed sufficient when sent by email to the relevant address listed on the signature page, or as subsequently modified by written notice received by the Company or the Warrantholder, as applicable.

16.	COUNTERPARTS

16.1	This Instrument may be executed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail. Each party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Party.

17.	GOVERNING LAW

17.1	This Instrument shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to any choice or conflict of law provision or rule (whether of Hong Kong or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of Hong Kong.

18.	DISPUTE RESOLUTION

18.1	Any dispute, controversy, difference or claim arising out of or relating to this Instrument, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

18.2	Notwithstanding the submission of any claim or dispute pursuant to this Clause 18 (if any), the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Instrument, except insofar as it/they relate(s) directly to those matters in dispute.

SCHEDULE I

Pro-forma cap table of the Company

IN WITNESS WHEREOF, the Parties hereto have executed this Instrument as of the date first written above.

THE COMPANY

For and on behalf of
CSLM III HOLDINGS, LTD

By:
Name:
Title:
Email:

THE WARRANTHOLDER

For and on behalf of
NOBLE ELITE LTD.

By:
Name:
Title:
Email: